Index supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 3-II dated November 4, 2020 and the underlying supplement no. 3-II dated November 4, 2020. Registration Statement Nos. 333-236659 and 333-236659-01 Dated December 8, 2022 Rule 424(b)(3) DECEMBER 2022 J.P. Morgan Balanced Value Dividends 5 Index PERFORMANCE UPDATE The J.P. Morgan Balanced Value Dividends 5 Index (the “Index”) attempts to provide a dynamic and rules-based allocation to an Equity Constituent and a Bond Constituent (together, the “Constituents”) while targeting an annualized realized volatility of 5%. The “Equity Constituent” is the First Trust Value Line Dividend Index Fund (ticker: FVD), which seeks to provide exposure to high quality companies with attractive dividend yields and low historical volatility. The “Bond Constituent” is the J.P. Morgan Total ReturnSM Index (ticker: JPUSTRI), and attempts to provide a dynamic allocation to the U.S. dollar fixed income market. The Index is subject to a daily deduction of a 0.50% per annum index fee and a notional financing cost based on 3-month cash rates (i.e., the Index is calculated on an excess return basis). The Index was established on January 27, 2020. Levels are published on Bloomberg and to JPMorganIndices.com, using the ticker JPUSBFVD. Historical performance measures for the Index represent hypothetical backtested performance using alternative performance for some Basket Constituents through June 25, 2014 (labeled “Backtested using proxies” in the chart above); hypothetical backtested performance using the actual performance of each Basket Constituent from June 26, 2014 through January 24, 2020 (labeled “Backtested” in the chart above); and actual performance from January 27, 2020 through November 30, 2022 (labeled “Actual” in the chart above). The “Domestic 30/70 Portfolio (ER)” is a notional portfolio providing a monthlyrebalancing 30%/70% weighted exposure to the S&P 500 Total Return Index and the Bloomberg Barclays U.S. Aggregate Bond Total Return Index. The “Global 30/70 Portfolio (ER)” is a notional portfolio providing a monthly-rebalancing 30%/70% weighted exposure to the MSCI ACWI Net Total Return Index and the Bloomberg Barclays Global Aggregate Total Return Index Value Unhedged USD (a global investment-grade bond index). Each notional portfolio is calculated on an excess return basis, i.e., net of a notional financing cost deduction equal to the return of the J.P. Morgan Cash Index USD 3 Month, which tracks the return of a notional 3-month U.S. dollar time deposit. Weights within these notional portfolios are intended to approximate the average weights within the Index, but will not correspond to historical or future weights within the Index. The notional portfolios track assets that differ from those tracked by the Index and are not rebalanced on the same schedule as the Index. All performance data for the Domestic 50/50 Portfolio (ER) and the Global 50/50 Portfolio (ER) is hypothetical and there is no guarantee that the Index will outperform either one, or any other benchmark or index, in the future. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page. Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Factors” in the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank. Hypothetical and actual historical performance: Nov 2012 through Nov 2022 Please see the footnotes at the bottom of this page and “Backtesting” on the following page for information on backtested performance and proxies. Hypothetical and actual historical returns and volatilities: Nov 2012 through Nov 2022 1 Year Return 3 Year Return (Annualized) 5 Year Return (Annualized) 10 Year Return (Annualized) 10 Year Volatility (Annualized) Sharpe Ratio J.P. Morgan Balanced Value Dividends 5 Index -8.82% -2.95% -0.74% 2.53% 5.17% 0.49 Domestic 40/60 Portfolio (ER) (40% S&P 500, 60% Bloomberg Barclays Aggregate) -11.24% 2.40% 3.30% 4.96% 7.14% 0.70 Global 40/60 Portfolio (ER) (40% MSCI ACWI, 60% Bloomberg Barclays Global Agg Bond) -14.74% -0.48% 0.33% 2.16% 6.66% 0.32 Hypothetical and actual historical monthly weights: Nov 2012 through Nov 2022 Hypothetical and actual historical monthly and annual returns: Jan 2013 through Nov 2022 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2013 2.09% 1.24% 2.58% 1.69% -2.15% -1.53% 0.34% -1.96% 1.41% 2.17% 0.34% 0.69% 6.98% 2014 -1.06% 2.41% 1.18% 1.44% 1.40% 1.77% -2.77% 3.22% -2.33% 2.18% 1.64% 0.53% 9.83% 2015 1.91% -0.27% -0.42% -0.73% -0.54% -2.02% 0.97% -3.15% 0.39% 1.67% -0.08% -0.48% -2.81% 2016 0.87% 1.43% 2.76% 0.45% 0.37% 3.20% 1.23% -0.25% -0.34% -1.91% -1.84% 0.84% 6.91% 2017 0.37% 2.16% -0.28% 0.13% 0.67% 0.12% 1.02% -0.71% 1.13% 1.19% 2.63% 0.05% 8.75% 2018 1.06% -4.15% -0.12% -0.53% 0.17% 0.36% 2.07% 0.52% -0.49% -3.35% 1.35% -2.80% -5.96% 2019 2.48% 0.74% 1.46% 1.32% -1.01% 3.54% 0.10% 2.25% 0.49% -0.36% 0.51% 0.95% 13.12% 2020 0.16% -3.79% -3.04% 0.30% 0.27% 0.14% 0.71% -0.01% -0.46% -0.61% 3.85% 1.24% -1.43% 2021 -1.43% -0.45% 0.89% 1.70% 1.12% -0.21% 1.21% 0.76% -2.53% 1.24% -1.47% 2.10% 2.86% 2022 -2.81% -0.64% -1.13% -2.65% 0.74% -3.10% 2.06% -2.11% -2.84% -0.33% 1.74% -10.69% Equity Constituent Bond Constituent 0% 50% 100% Nov-12 Nov-13 Nov-14 Nov-15 Nov-16 Nov-17 Nov-18 Nov-19 Nov-20 Nov-21 Nov-22 50 70 90 110 130 150 170 190 210 Nov-12 Nov-14 Nov-16 Nov-18 Nov-20 Nov-22 J.P. Morgan Balanced Value Dividends 5 Index Domestic 40/60 Portfolio (ER) Global 40/60 Portfolio (ER) Backtested using proxies Backtested Actual

DECEMBER 2022 | J.P. Morgan Balanced Value Dividends 5 Index Selected Risks Risks relating to the Index Our affiliate, J.P. Morgan Securities LLC (“JPMS”), is the Index Sponsor for the Index and the Bond Constituent, and may adjust the Index and the Bond Constituent in ways that affects their level. The policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the Bond Constituent and the value of your investment. JPMS is under no obligation to consider your interest as an investor with returns linked to the Index. The level of the Index is calculated on an excess return basis (net of a notional financing cost) and reflects the daily deduction of a fee of 0.50% per annum. The Index may not be successful, may not outperform any alternative strategy and may not approximate its target volatility of 5%. Likewise, the Equity Constituent may not be successful; and the Bond Constituent may not be successful, may not outperform any alternative strategy and may not maintain volatility below its historical volatility threshold of 5%. The investment strategy used to construct the Index involves daily adjustments to the exposures to the Constituents, which may adversely impact performance. The exposure of the Index to the Bond Constituent may be greater, perhaps significantly greater, than its exposure to the Equity Constituent. The Index will be partially uninvested when every unlevered long-only portfolio of the Constituents whose weights sum to 100% have volatility above the target volatility. Any uninvested portion will earn no return. Changes in the values of the Constituents may offset each other. There are risks associated with correlation between the Constituents. If the performances of the Constituents become highly correlated during periods of negative performance, Index performance may be adversely impacted. Each Constituent composing the Index may be replaced by a substitute constituent upon the occurrence of certain extraordinary events. The securities of our parent company, JPMorgan Chase & Co., may be held by the Equity Constituent and are held by several of the ETFs included in the Bond Constituent. Other key risks The Index was established on January 27, 2020 and the Bond Constituent was established on July 13, 2017, and each has a limited operating history. The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be considered a revised, enhanced or modified version of any other J.P. Morgan index. There are risks associated with the Bond Constituent’s momentum-based investment strategy. If market conditions do not represent a continuation of prior observed trends, Index performance may be adversely impacted. The performance of an ETF, particularly during periods of market volatility, may not correlate with the performance of its reference index. The notional financing cost will depend on SOFR—SOFR has a limited history and its future performance cannot be predicted based on historical performance. SOFR may be more volatile than other benchmark or market interest rates. The Index is subject to significant risks associated with fixed-income securities (including interest rate-related risks and credit risk), high-yield and investment-grade fixed-income securities (including credit risk), floating rate notes, mortgage-backed securities, preferred stock, hybrid securities, U.S. treasury inflation-protected securities and non-U.S. securities markets, including emerging markets. Investments linked to the index may be subject to the credit risk of JPMorgan Chase Bank, N.A. The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section in the prospectus supplement and the relevant product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement. Disclaimer The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. J.P. Morgan undertakes no duty to update this information. In the event of any inconsistency between the information presented herein and any offering documents, the offering documents shall govern. Backtesting: Hypothetical backtested performance measures have inherent limitations and are designed with the benefit of hindsight. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. On 12/15/06, the Equity Constituent acquired the assets and adopted the performance history of the First Trust Value Line® Dividend Fund, a closed-end fund, so prior to this date the Index’s hypothetical backtested performance relies on the performance history of the predecessor fund. For time periods prior to the launch of each of the Bond Constituent’s underlying ETFs, and prior to that underlying ETF’s satisfaction of a minimum liquidity standard, backtesting uses alternative performance derived from the reference index tracked by that underlying ETF as of the live date of the Bond Constituent (or the reference index originally tracked by that underlying ETF, if the reference index as of the live date of the Bond Constituent was not available for the relevant period), after deducting hypothetical fund expenses equal to such underlying ETF’s expense ratio as of the Bond Constituent’s live date, rather than actual performance of that underlying ETF for that period. The use of alternative “proxy” performance information in the calculation of hypothetical backtested weights and levels may have resulted in different, perhaps significantly different, weights and higher levels than would have resulted from the use of actual performance information of the Basket Constituents. Each Constituent is subject to a notional financing cost calculated based on the overnight SOFR rate plus fixed spreads. Prior to January 3, 2022, the notional financing cost was calculated based on 2M and 3M USD LIBOR rates. Past performance, and especially hypothetical backtested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hundred and fifty-two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index or portfolio (considering only days for which levels are available for all three) over the preceding 10 years. The Sharpe Ratio on the previous page is a measure of risk-adjusted performance, calculated as the 10 Year Return (Annualized) divided by the 10 Year Volatility (Annualized). Investment suitability must be determined individually for each investor, and notes linked to the Index may not be suitable for all investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2022 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index.